Members of:
American Institute of CPAs
Institute of Management Accountants
Association of Certified Fraud Examiners
Public Company Accounting Oversight Board

Franklin Griffith & Associates

Contact Information:
2580 Anthem Village Drive
Henderson, NV 89052
(702) 736-1852 (voice)
(702) 736-1608 (fax)

INDEPENDENT AUDITORS' CONSENT

We consent to the use of Eternal Energy Corp. on Form SB-2 of our Auditors' Report, dated March 27, 2005, on the balance sheet of Eternal Energy Corp. as of December 31, 2004 and the related statement of income and accumulated deficit from January 1, 2004 to December 31, 2004, changes in stockholders' equity, and cash flows for the year ended December 31, 2004.

Franklin Griffith & Assoc.

Franklin Griffith & Associates

June 29, 2006
Henderson, Nevada